RESEARCH AND DEVELOPMENT AGREEMENT

                             This agreement made this day of 20 , by and between University of Miami, Department of Electrical Engineering (University) and Watermark Technologies, Inc, a wholly owned subsidiary of UTEK, a Florida Corporation, whose principal place of business is at 202 South Wheeler Street, Plant City, Florida 33566 (Company) to conduct research and development activities described in Exhibit A, attached hereto and made a part hereof.

1. PRINCIPAL INVESTIGATOR(S)

                             The Principal Investigator(s) for the University shall be: Dr. Michael Scordilis.

                             The Principal Investigator(s) for the Company shall be: ______________

2. AMOUNT OF GRANT

                             The amount of the grant for the conduct of this study is $240,000, where such amount shall be paid in three phases and where Phase III shall be contingent upon the success of Phases I and II. This amount will be paid by the Company to the University as described in Exhibit B (Payment Schedule) attached hereto and made a part hereof.

Payment shall be mailed to:

University of Miami Sponsored Programs P.O. Box 025405 Miami, Florida 33102-5405

The check should indicate the University account number. A copy of the payment transmittal shall be sent to the Principal Investigator.

                             It is expected that grant funds will be expended in general accordance with the budget attached as Exhibit C (Budget). Actual expenditures may vary at the discretion of the University.

3. TERM OF AGREEMENT

                             Performance of this Agreement shall begin on and shall not extend beyond the estimated completion date of , unless further extended by an amendment of this Agreement, which shall be in writing and signed by all parties to this Agreement. Either the Company or University may terminate this Agreement upon sixty (60) days written notice for any reason.

                             In the event of termination, University shall refund to Company funds received in excess of all University expenditures incurred or non-cancelable commitments made prior to the effective date of cancellation. Company shall reimburse University for all University expenditures incurred and non-cancelable commitments (including post doctoral associate positions included in the project description) made prior to the effective date of cancellation in excess of funds received.

4. PUBLICATION RIGHTS

                             The University shall have publication privileges in reference to the subject study. Company shall have the right to review and approve such publication with respect to disclosure of confidential material prior to submission for publication. Such approval will not be unreasonably withheld, and will be provided within thirty (30) calendar days from the date of submission to the Company. In the event Company does not respond to the submission within such time, approval will be deemed to have been given. University and Principal Investigator agree to delay submission for publication for up to ninety (90) days to permit Company to take adequate steps to secure patent protection for any patentable subject matter referred to herein.

5. INVENTIONS

                             a. The term “Invention and Discovery” means any invention, discovery, improvement, development, know-how, knowledge, trade secret, or data conceived and reduced to practice by either party or both parties in the performance of research under this Agreement, whether or not patented or patentable.

                             b. OWNERSHIP OF INVENTIONS AND DISCOVERIES: Inventions and Discoveries conceived and reduced to practice under This Agreement shall be owned by University. Such Invention or Discovery shall be incorporated into, made a part of and governed by the License Agreement executed concurrently with This Agreement

                             Notwithstanding any provision to the contrary in the Agreement, the University shall retain the right to practice any invention or discovery developed hereunder for its own use.

6. WARRANTIES

                             UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

                             The provisions of this paragraph shall continue beyond the termination of this Agreement.

7. INDEMNIFICATION

                             Company agrees to release, indemnify and hold harmless the Principal Investigator, University, its Trustees, officers, faculty, employees and students (University) against any and all losses, expenses, claims, damages, actions, lawsuits and judgments thereon (including attorney fees through the appellate levels), which may be brought against the University, arising out of or reasonably attributable to 1) the activities to be carried out in this research and development study, 2) any negligent act or omission of Company, its agents or employees or any product or equipment supplied by Company, or 3) the use, possession or operation by the Company or any third party of any Invention or Discovery developed under this Agreement.

                             Company, its agents and employees agree to release, hold harmless and indemnify the University from and against any and all loss, claims, or damages, including bodily injury or death or property damage, and including attorney fees, suffered by Company, and its agents and employees while on the University premises, provided that such loss, claim or damage does not arise out of University negligence.

                             Except as otherwise provided in this Agreement, University agrees to release, indemnify and hold harmless Company, its officers, directors and employees for any and all losses, expenses, claims, damages, actions, lawsuits and judgments therein (including attorney fees through the appellate levels) which may be brought against Company, its officers, directors and employees arising out of any negligent act or omission of University, its faculty, employees or agents.

                             In the event any such claim is made or lawsuit is initiated, the persons or party against whom such lawsuit is brought or claim is made shall promptly notify the other party in writing, and shall cooperate fully in the defense of such lawsuit and permit the indemnifying party or its insurance carrier to defend such a claim or lawsuit.

                             The provisions of this paragraph shall continue beyond the termination of this Agreement.

8. INSURANCE

                             Company and University each agree to carry and keep in force, each at its expense, general liability insurance with limits not less than $1,000,000 per person and $3,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property of any person. Company shall keep in force product liability insurance with commercially reasonable limits that are acceptable to the University prior to the first commercial sale. Such insurance shall not be cancelled for any cause without at least 30 days prior written notice to the other party. Such cancellation shall be cause for termination.

                             Company’s insurance shall contain an endorsement naming the University as an additional insured with respect to this Agreement. Company shall provide a certificate of insurance or a self-insurance letter (if Company is self-insured) stating the limits of coverage. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement. Insurance Certificates should be sent to the University of Miami, attention Dr. Gary Margules, Director, Office of Technology Transfer, 1400 Northwest 10th Avenue, Dominion Tower, Suite 906, Miami, Florida 33136.

9. MATERIALS

                             All equipment and materials acquired for use in connection with the research program will be the property of University at the termination of the program. Except as may be otherwise provided in this Agreement, title to any Equipment provided by Company to University shall pass to University at the time of delivery thereof to University.

10. DISCLOSURE OF INFORMATION

                             University shall use reasonable care not to disclose to third parties information provided by Company that is designated in writing by Company as confidential.

11. USE OF NAME

                             Company agrees that it will not under any circumstances use the name of University or any faculty or employee in advertising, publicity, or otherwise, without the express written permission of Mr. Alan J. Fish, Assistant Vice President of Business Services, 327 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33124-1432. University shall acknowledge Company’s support of the research program under this Agreement in scientific publications and other scientific communications.

12. RIGHTS OF THIRD PARTIES

                             It is recognized that the work of some proposed research program participants may be supported in part by contracts and grants between University and third parties. University will use reasonable efforts to identify and disclose to Company any terms in those contracts or grants of persons working under this Agreement which may conflict with University obligations under the Agreement. University and Company agree to use their best efforts to resolve such conflict.

                             Company understands that some University employees have private consulting agreements with third parties and for which University disclaims responsibility, since such consulting agreements are not within the University’s jurisdiction.

13. EXPORT REGULATIONS

                             It is understood that the University is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States government and/or written assurances by company that company shall not export data or commodities to certain foreign countries without prior approval of such agency. The University neither represents that a license shall not be required, nor that if required, it shall be issued.

14. ENTIRE AGREEMENT

                             This Agreement constitutes the entire understanding between the parties with respect to the subject matter within and supersedes all previous agreements, whether written or oral, relating to the subject matter. Amendments to this Agreement shall be effective only if in writing and signed by an authorized representative of both University and Company.

15. RELATIONSHIP OF THE PARTIES

                             For the purposes of this Agreement, the parties shall be deemed to be independent contractors and not agents or employees of the other party. Neither party shall have authority to make any representations or commitments of any kind, or to take any action, which shall be binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing and except as required by law.

16. ASSIGNMENT

                             The Agreement shall not be assignable by either party without the prior written consent of the other party.

17. EFFECT OF WAIVER

                             No waiver of any default, condition, provisions or breach of this agreement shall be deemed to imply or constitute a waiver of any other like default, condition, provision or breach of this Agreement.

18. Notice under this Agreement shall be given the parties at the following addresses:

FOR THE UNIVERSITY:

Ms. Aida Diaz-Piedra
Controller
Office of Controller
212 Max Orovitz Bldg.
1507 Levante Avenue
Coral Gables, FL 33124-1422

Mr. Alan J. Fish
Assistant Vice President
Business Services
327 Max Orovitz Bldg.
1507 Levante Avenue
Coral Gables, FL 33124-1432

Dr. Norman H. Altman, VMD
Vice Provost and
Associate Dean for Research
P.O. Box 016960 (R-64)
1600 N.W. 10th Avenue
Miami, Florida 33101

FOR THE COMPANY:

19. GOVERNING LAW

This Agreement shall be governed by the laws of the state of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement.

UTEK CORPORATION By: Title Date	UNIVERSITY OF MIAMI By: Title Date Principal Investigator Date

Exhibit A

Masking an Auxiliary Channel in the Phase Spectrum of Stereo Audio
Research and Development Activities

Introduction

The efficient and secure transmission and storage of audio and video over non-homogeneous and non-secure computer networks, such as the Internet, is becoming an issue of crucial importance. A new method of joint stereo coding has been developed (UM2000-19/U.S. Provisional Patent App. No. 60/238,009; Iliev & Scordilis), which enables watermarking information to the original signal in a manner that is not perceptible by listening. This is achieved by using principles of binaural hearing, and in particular the minimum audible angle (MAA), which is the minimum detectable angular displacement of a sound source.

A sequence of experiments was conducted that extended the MAA results for simple acoustic stimuli, as reported in the literature, to more complex sounds. Angular displacement of a sound source was translated to a frequency-dependent interaural phase difference (IPD). The predicted IPD tolerance was tested in a series of phychoacoustic experiments where the short-time phase spectrum of various audio signals was randomly varied within the range controlled by the MAA. Listening tests concluded that such phased disturbances remained inaudible, thus confirming the validity of this new theoretical principle. The practical application of this principle was then developed and tested by encoding new digital information in various forms (text, images, speech and music) into the phase spectrum of stereo audio signals in a manner that complied with our binaural tolerance principle. Masking the new information was assured even though distortion resulting from transforming the original (masker) signal from the time into the frequency domain and back (via the fast Fourier transform) added to the masked signal, which was detected after recovery.

This new technique is much simpler than simultaneous frequency masking in the power spectrum, which is commonly used, and it can be implemented in real-time on common personal computers. The optimum maximum capacity of the masked channel was determined experimentally. The computational efficiency and the substantial auxiliary channel provide by this method allows for the simultaneous encoding of a masked digital multimedia channel and it can be used in many applications where the inclusion of parallel or secure information in an audio signal is important.

Outline of R&D Activities

Development and testing of this new watermarking method has been completed utilizing the Matlab signal-processing environment from Mathworks, Natick, MA. Matlab allows for the efficient encoder and decoder debugging, plotting of intermediate results and generation of the required audio files for formal evaluation. While this environment will continue to serve as a platform for further system enhancements, the resulting code is not optimized to run in real time. The practical utilization of this application requires that it operates in near-real-time, and that it is provided with the necessary interfaces for processing external multimedia data. Effort to transform this watermarking system into a portable, efficient, robust, secure and real-time operating encoder and decoder modules will include the following stages:

a) Code Efficiency and Portability

The main goal of this activity is to produce an application for operation on Intel Pentium personal computers (or equivalent) operating under Windows 95/98/2000 or Windows NT. The current Matlab code will be rewritten and into C/C++ and further optimized. Another goal of this activity is that encoding and decoding might be done in near-real-time.

b) Interface Optimization

Data to be watermarked may be in any digital form and represent text, sound or images. Interfaces will be included to the application so that the system is easily utilized. This way, encoding such signals into the main stereo audio masker will be done in a user-friendly or system friendly manner either by an automatic process or manually after prompting by an operator.

c) System Robustness

The survival and integrity of the watermark is of prime importance. Diverse, non-homogeneous channels and storage media may transform digital audio information into a variety of formats very different from the original. Watermark robustness will tested on the following processes:

o Two successive A/D, D/A conversions
o Steady-state time compression/expansion of time by a factor of 10%
o Pitch invariant time-compression/expansion
o Amplitude and frequency modulation (AM & FM) broadcasting
o Audio coding such as MPEG, AC-3, DAB, MS Media, RealAudio

The obtained results will be used to propose methods that would increase the robustness and survivability of the watermark

d) System Security

Embedded watermark should not be detectable or removable without proprietary tools or a secure key. A number of cryptographic techniques have been proposed for increasing data security. Such techniques will be investigated for their applicability to this system.